                                                                    Exhibit 11.1


                                                EXOGEN, INC.

                                             EARNINGS PER SHARE
                                   CALCULATION OF SHARES USED IN COMPUTING
                                             NET LOSS PER SHARE
                                    (in thousands, except per share data)


                                                                         For the years ended September 30,
                                                                      -------------------------------------
                                                                         1996          1995           1994
                                                                      --------      --------      ---------
Net loss ........................................................     $(10,588)     $ (7,051)     $  (3,401)
                                                                      ========      ========      =========


Net loss per share
------------------
Weighted average shares outstanding:
Common Stock ....................................................        9,875
                                                                      --------
     Total ......................................................        9,875
                                                                      ========

Net loss per share ..............................................     $  (1.07)
                                                                      =========


Pro forma net loss per share
----------------------------
Weighted average shares outstanding:
Common Stock ....................................................                      7,489          1,261
Redeemable Preferred Stock:
     Series A ...................................................                         --          3,750
     Series B ...................................................                         --          1,840
Stock options ...................................................                         85            169
                                                                                    --------      ---------
     Total ......................................................                      7,574          7,020
                                                                                    ========      =========


Pro forma net loss per share ....................................                   $  (0.93)     $   (0.48)
                                                                                    ========      =========

